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                                                               Exhibit 99.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



                           Re:  BEC Energy
                                Registration on
                                Forms S-3 and S-8



We are aware that our report dated October 22, 1998 on our review of the interim financial information of BEC Energy (BEC) for the period ended September 30, 1998 and included in this Form 10-Q is incorporated by reference in BEC's registration statements on Form S-3 (File No. 33-59693) and on Form S-8 (File Nos. 33-58457, 33-59662, 33-59682 and 333-30975-99). Pursuant to
Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





Boston, Massachusetts               PricewaterhouseCoopers LLP
October 22, 1998